EXHIBIT 4.5

RALCORP HOLDINGS, INC.

FOURTH SUPPLEMENTAL INDENTURE

DATED AS OF JANUARY 18, 2013

With Respect To

Indenture dated as of August 4, 2008

and

$577,500,000 7.29% Notes,

due 2018

$20,000,000 Floating Rate Notes,

due 2018

$67,000,000 7.39% Notes,

due 2020

TABLE OF CONTENTS

(Not a part of this Supplemental Indenture)

		Page
Section 1.	Amendments	2

Section 2.	Miscellaneous	2

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of January 18, 2013, by and between Ralcorp Holdings, Inc. (the “Company”), and Deutsche Bank Trust Company Americas (the “Trustee”).

RECITALS

WHEREAS, Cable Holdco, Inc., a Delaware corporation (“Splitco”), and the Trustee entered into an Indenture dated as of August 4, 2008 (the “Indenture”), pursuant to which Splitco issued $577,500,000 aggregate principal amount of its 7.29% Notes due 2018, $20,000,000 of its Floating Rate Notes due 2018 and $67,000,000 of its 7.39% Notes due 2020 (collectively, the “Securities”); and

WHEREAS, effective August 4, 2008, Splitco was merged with and into Ralcorp Mailman LLC (“Mailman”), with Mailman being the surviving corporation, whereupon the separate corporate existence of Splitco ceased and Mailman assumed the due and punctual payment of the principal of (and premium, if any) and the interest on all of the Securities in accordance with their terms, and the due and punctual performance and observance of all the covenants and conditions of the Indenture pursuant to the First Supplemental Indenture dated as of August 4, 2008; and

WHEREAS, effective August 4, 2008, Mailman was merged with and into the Company, with the Company being the surviving corporation, whereupon the separate corporate existence of Mailman ceased and the Company assumed the due and punctual payment of the principal of (and premium, if any) and the interest on all of the Securities in accordance with their terms, and the due and punctual performance and observance of all the covenants and conditions of the Indenture pursuant to the Second Supplemental Indenture dated as of August 4, 2008; and

WHEREAS, effective January 17, 2012, the Holders of not less than a majority in principal amount of the Outstanding Securities consented to the entry by Company into the Post Spin-Off Documents (as defined in the Third Supplemental Indenture referred to hereinafter), including related agreements and activities thereto, waived compliance with certain covenants of the Indenture and consented to certain amendments to the Indenture, which amendments were set forth in the Third Supplemental Indenture dated as of January 17, 2012; and

WHEREAS, the Company requests the consent to the amendment of the Interest Expense Coverage Ratio covenant in Section 1019 of the Indenture as hereinafter provided; and

WHEREAS, Section 902 of the Indenture authorizes the Company and the Trustee to enter into this Supplemental Indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities for the purpose of changing in any manner any of the provisions of the Indenture other than those modifications identified in Section 902, which require the consent of the Holder of each Outstanding Security affected thereby; and

WHEREAS, the Company has obtained the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities and has delivered evidence of such consents to the Trustee; and

WHEREAS, pursuant to Section 902 of the Indenture, the Company desires to execute and deliver this Supplemental Indenture, has requested the Trustee join with it in the execution and delivery of this Supplemental Indenture, and in accordance with Section 903 of the Indenture, has received an Opinion of Counsel and an Officers’ Certificate to the Trustee stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent to its execution and delivery by the Trustee have been complied with; and

WHEREAS, all things necessary concerning the creation, execution and delivery of this Supplemental Indenture have in all respects been authorized by the Company; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Article 9 of the Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, the Company and the Trustee, for the benefit of the Holders of the Securities, agree as follows:

Section 1. Amendments.

Section 1.1. Section 1019 of the Indenture is hereby amended and restated in its entirety as follows:

“As of the end of each period of four fiscal quarters of the Company ending after the date hereof, the Company on a consolidated basis with its Subsidiaries shall maintain an Interest Expense Coverage Ratio of not less than 2.75 to 1.00, provided however, solely with respect to the period of four fiscal quarters of the Company ending on December 31, 2012, the Company on a consolidated basis with its Subsidiaries may maintain an Interest Expense Coverage Ratio of less than 2.75 to 1.00 (but in no event less than 2.50 to 1.00).”

Section 2. Miscellaneous.

Section 2.1. All terms and provisions of the Indenture, after giving effect to this Supplemental Indenture, and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 2.2. Each Subsidiary Guarantor, for itself as a guarantor under the Subsidiary Guarantee, consents to the terms of this Supplemental Indenture (including, specifically, but without limitation, Section 1 hereof) and reaffirms, ratifies and confirms (a) in all respects each and every obligation and covenant made by it in the Subsidiary Guarantee and (b) that the Subsidiary Guarantee remains the legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms.

Section 2.3. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or words of similar import in instruments or documents provided for in the Indenture or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Indenture, after giving effect to this Supplemental Indenture.

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Section 2.4. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 2.5. This Supplemental Indenture and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder. All representations, warranties and covenants made by the Company herein shall survive the closing and the delivery of this Supplemental Indenture.

Section 2.6. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same Supplemental Indenture. Delivery of an executed counterpart of this Supplemental Indenture by facsimile shall be as effective as delivery of a manually executed counterpart of this Supplemental Indenture.

Section 2.7. The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

RALCORP HOLDINGS, INC.

By:	/s/ Scott Monette
Name:	Scott Monette
Title:	Corporate Vice President and
Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Nigel W. Luke
Name:	Nigel W. Luke
Title:	Vice President

Each of the undersigned, severally, hereby acknowledges, approves and agrees to the foregoing Supplemental Indenture and ratifies and confirms each of its obligations under the Subsidiary Guarantee.

BREMNER FOOD GROUP, INC.
NUTCRACKER BRANDS, INC.
LINETTE QUALITY CHOCOLATES, INC.
RH FINANCIAL CORPORATION
THE CARRIAGE HOUSE COMPANIES, INC.
RALCORP FROZEN BAKERY PRODUCTS, INC.
MEDALLION FOODS, INC.
COTTAGE BAKERY, INC.
LOVIN OVEN, LLC
AMERICAN ITALIAN PASTA COMPANY

By:	/s/ Scott Monette
Name:	Scott Monette
Title:	Corporate Vice President and
Chief Financial Officer